THERMON ANNOUNCES SENIOR MANAGEMENT CHANGES

AUSTIN, Texas, January 20, 2022 -- Thermon Group Holdings, Inc. (NYSE:THR) (the "Company," "Thermon," "we" or "our") today announced that Roberto Kuahara will join the Company as Senior Vice President, Operations, effective February, 14, 2022, concurrent with Rene van der Salm, the Company’s Senior Vice President, Operations, stepping down from that role.

Mr. Kuahara joins the Company from SPM Oil & Gas, Inc., a subsidiary of Caterpillar, Inc., where he serves as the Vice President of Manufacturing and Supply Chain, Continuous Improvement and EHS. From 2011 to January 2021, Mr. Kuahara held various positions at the oil and gas division of Weir Group plc, including the Divisional Vice President of Operations, Continuous Improvement and EHS, until the sale of the oil and gas division to Caterpillar, Inc. in February 2021. Prior to joining the Weir Group plc, Mr. Kuahara held various positions in the automotive manufacturing industry, including Ford Motor Company, Volkswagen and Dana Corporation when he was resident at Toyota Motor Company. Mr. Kuahara brings over thirty (30) years of experience in global multi-site manufacturing operations. Mr. Kuahara holds a B.S. in Mechanical Engineering from the University of Mackenzie.

CEO Bruce Thames said, “Roberto brings a wealth of skills and experience in operational excellence, Six Sigma and the Toyota Production system that will be instrumental in driving productivity to expand gross margins and EBITDA margins in our business. Additionally, his global experience will be invaluable as we execute our strategic growth objectives to diversify end markets and continue expanding in the Eastern Hemisphere to capitalize on emerging market growth in the coming years. The board of directors and I are excited to welcome Roberto to Thermon.”

Thames added, “On behalf of the board of directors, we are grateful to Rene for his leadership throughout his 20 years at Thermon. Rene was instrumental in developing and implementing the Company’s first enterprise resource planning system and preparing Thermon for its initial public offering in 2011. Under Rene’s leadership, Thermon has been able to scale its operations globally to better serve customers around the world. All of us at Thermon wish Rene the best in his future endeavors.”

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the dates of transitions for Messrs. van der Salm and Kuahara and Thermon’s execution of business and strategic growth objectives. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox (512) 690-0600
Investor.Relations@thermon.com